Amended and Restated

Articles of Incorporation

                            ARTICLES OF INCORPORATION

                                       OF

                            OSTEX INTERNATIONAL, INC.

         Pursuant   to  the   Washington   Business   Corporation   Act,   Ostex
International, Inc., a Washington corporation, hereby amends and restates its Articles of Incorporation as follows:

                                 ARTICLE 1. NAME

         The name of this corporation is "Ostex International, Inc."

                                ARTICLE 2. SHARES

         2.1 AUTHORIZED SHARES. The total number of shares which the corporation is authorized to issue is sixty million (60,000,000), consisting of fifty million (50,000,000) shares of common stock having a par value of $.01 and ten million (10,000,000) shares of preferred stock having a par value of $.01.

         2.2 ISSUANCE OF PREFERRED STOCK IN SERIES. The preferred stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of these Articles of Incorporation of the corporation, as determined from time to time by the board of directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof. The board of directors shall have the authority to fix and determine and to amend, subject to the provisions hereof, the rights and preferences of the shares of any series that is wholly unissued or to be established. Unless otherwise specifically provided in the resolution establishing any series, the board of directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.

         2.3 DIVIDENDS. The holders of shares of the preferred stock shall be entitled to receive dividends, out of the funds of the corporation legally available therefor, at the rate and at the time or times, whether cumulative or noncumulative, as may be provided by the board of directors in designating a particular series of preferred stock. If such dividends on the preferred stock shall be cumulative, then if dividends shall not have been paid, the deficiency shall be fully paid or the dividends declared and set apart for payment at such rate, but without interest on cumulative dividends, before any dividends on the common stock shall be paid or declared and set apart for payment. The holders of the preferred stock shall not be entitled to receive any dividends thereon other than the dividends referred to in this section.

         2.4 REDEMPTION. The preferred stock may be redeemable at such price, in such amount, and at such time or times as may be provided by the board of directors in designating a particular series of preferred stock. In any event, such preferred stock may be repurchased by the corporation to the extent legally permissible.

         2.5 LIQUIDATION. In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, then, before any distributions shall be made to the holders of the common stock, the holders of the preferred stock at the time outstanding shall be entitled to be paid the preferential amount or amounts per share as may be provided by the board of directors in designating a particular series of preferred stock and dividends accrued thereon to the date of such payment. The holders of the preferred stock shall not be entitled to receive any distributive amounts upon the liquidation, dissolution or winding up of the affairs of the corporation other than the distributive amounts referred to in this section, unless otherwise provided by the board of directors in designating a particular series of preferred stock.

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         2.6 CONVERSION.  Shares of preferred stock may be convertible to common stock of the corporation upon such terms and conditions, at such rate and subject to such adjustments as may be provided by the board of directors in designating a particular series of preferred stock.

         2.7 VOTING RIGHTS. Holders of preferred stock shall have such voting rights as may be provided by the board of directors in designating a particular series of preferred stock.

         2.8 SERIES A JUNIOR PARTICIPATING PREFERRED STOCK. The Corporation hereby designates 500,000 shares of its Preferred Stock as "Series A Junior Participating Preferred Stock." The rights, preferences, and limitations of such shares are as set forth herein.

                  2.8.1 DESIGNATION OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK AND AMOUNT. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 500,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; PROVIDED, HOWEVER, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of Rights (the "Rights") issued pursuant to the Rights Agreement dated as of January 21, 1997 between the Corporation and ChaseMellon Shareholder Services (the "Rights Agreement"); provided, further, that if more than a total of 500,000 shares of Series A Preferred Stock shall be issuable upon the exercise of the Rights, the Board of Directors, pursuant to Section 23B.06.020 of the Washington Business Corporation Act, shall direct by resolution that Articles of Amendment be properly executed and filed, in accordance with the provisions thereof, providing for an increase in the authorized shares of Series A Preferred Stock to the largest number of whole shares issuable upon exercise of the Rights.

                  2.8.2   DIVIDENDS AND DISTRIBUTIONS.

                  (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1 and (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all noncash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of

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Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section
2.8.2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); PROVIDED, HOWEVER, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                  (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

                  2.8.3 VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have the following voting rights:

                  (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

                  (C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

                  2.8.4   CERTAIN RESTRICTIONS.

                  (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section
2.8.2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                  (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                  (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                  (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                  (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 2.8.4, purchase or otherwise acquire such shares at such time and in such manner.

                  2.8.5 REACQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

                  2.8.6 LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A
Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  2.8.7 CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  2.8.8 NO REDEMPTION. The shares of Series A Preferred Stock shall not be redeemable.

                  2.8.9 RANK. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Preferred Stock.

                  2.8.10 AMENDMENT. The Corporation's Articles of Incorporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

                         ARTICLE 3. NO PREEMPTIVE RIGHTS

         Except as may otherwise be provided by the board of directors, no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                         ARTICLE 4. NO CUMULATIVE VOTING

         At each election for directors, every shareholder entitled to vote at such election has the right to vote in person or by proxy the number of shares held by such shareholder for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.

                                ARTICLE 5. BYLAWS

         The board of directors shall have the power to adopt, amend or repeal the Bylaws or adopt new Bylaws. Nothing herein shall deny the concurrent power of the shareholders to adopt, alter, amend or repeal the Bylaws.

                     ARTICLE 6. REGISTERED AGENT AND OFFICE

         The name of the current registered agent of this corporation and the address of such registered office are as follows:

                              H. Raymond Cairncross

                         2203 Airport Way S., Suite 400

                                Seattle, WA 98134

                              ARTICLE 7. DIRECTORS

         The number of Directors of this corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein, and may be removed only for cause in the manner provided by the Bylaws. Prior to the 1994 annual election of Directors, unless a director dies, resigns, or is removed, his or her term of office shall expire at the next annual meeting of shareholders. At the 1994 annual election of Directors, the Board of Directors shall be divided into three classes (said classes to be as equal in number as may be possible) with the following classes being elected for the terms set forth below:

                                    CLASSES                   TERM

                                    Class 1                            1 year
                                    Class 2                            2 years
                                    Class 3                            3 years

Subsequent to the 1994 annual election of Directors, a Director's term shall be three years, and each Director shall serve for the term for which he or she was elected, or until his or her successor shall have been elected and qualified, or until his or her death, resignation or removal from office; provided, however, that despite the expiration of a Director's term, a Director shall continue to serve until his or her successor is elected or until there is a decrease in the authorized number of Directors. Directors need not be shareholders of the corporation or residents of the State of Washington and need not meet any other qualifications.

                  ARTICLE 8. LIMITATION OF DIRECTORS' LIABILITY

         A director shall have no liability to the corporation or its shareholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating RCW 23B.08.310 (as may hereafter be amended or supplemented), or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

              ARTICLE 9. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         9.1 RIGHT TO INDEMNIFICATION. Any individual who is, was, or is threatened to be made a party to or is otherwise involved in (including without limitation as a witness) any threatened, pending, or completed action, suit, or other proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he or she is or was a director or officer of the corporation or that, while a director or officer, he or she is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan, or other enterprise, shall be indemnified and held harmless by the corporation, to the full extent permissible by applicable law as then in effect, against all expenses and liabilities (including without limitation any obligation to pay any judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or expense incurred with respect to the proceeding, including attorneys' fees) actually and reasonably incurred or suffered by such individual in connection therewith; provided, however, that the corporation shall not indemnify any director from or on account of: (a) any act or omission of the director finally adjudged to be intentional misconduct or a knowing violation of law, (b) any conduct of the director finally adjudged to be in violation of RCW 23B.08.310 (as may hereafter be amended or supplemented), or
(c) any transaction with respect to which it is finally adjudged that the director personally received a benefit in money, property, or services, to which the director was not legally entitled; and further provided that except as provided in the following paragraph with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such individual seeking indemnification in connection with a proceeding (or part thereof) initiated by such individual only if such proceeding (or part thereof) was, prior to its initiation, authorized by the board of directors of the corporation. The right to indemnification conferred in this paragraph shall be a contract right and shall include the right to be paid by the corporation for the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of a written undertaking, by or on behalf of the director or officer, in the form of a general unlimited obligation to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this paragraph or otherwise. The right to indemnification as provided herein shall continue as to an individual who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

         9.2 RIGHT OF CLAIMANT TO APPLY FOR COURT ORDER. If a claim made on the corporation for indemnification under the preceding paragraph of this Article is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter commence an action or otherwise petition a court to order the corporation to pay the unpaid amount of such claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of obtaining such a court order. A claimant shall be presumed to be entitled to indemnification under this Article upon submission of a written claim to the corporation or, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the corporation; and thereafter the corporation shall have the burden of proof to overcome the presumption that the claimant is not so entitled. Neither the failure of the corporation (including its board of directors, independent legal counsel or its shareholders) to have made a determination prior to the filing of such petition that indemnification or reimbursement or advancement of expenses to the claimant is proper in the circumstances, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not so entitled.

         9.3 NONEXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any individual may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

         9.4 INSURANCE, CONTRACTS AND FUNDING. The corporation may maintain insurance, at its expense, to protect itself and any director, trustee, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such individual against such expense, liability or loss under the Washington Business Corporation Act. Without further shareholder action, the corporation may enter into contracts with any director or officer of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

         9.5 INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. From time to time by action of its board of directors, the corporation may provide to employees and agents of the corporation indemnification and payment of expenses in advance of the final disposition of a proceeding to the same extent provided to officers of the corporation by the provisions of this Article or pursuant to rights granted in or provided by the Washington Business Corporation Act.

         EXECUTED as of the 16th day of January, 1997.

                                           OSTEX INTERNATIONAL, INC.

                                           By: /S/ JEFFREY J. MILLER, PH.D.
                                               Jeffrey J. Miller, Ph.D., J.D.
                                               Secretary

                            OSTEX INTERNATIONAL, INC.

                       CERTIFICATE RE AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

         Pursuant to the Washington Business Corporation Act, Ostex International, Inc., a Washington corporation (the "Corporation"), hereby delivers to the Secretary of State of the State of Washington for filing Amended and Restated Articles of Incorporation.

         1._______The name of the Corporation is "Ostex International, Inc."

         2._______The Articles of Incorporation have been amended and restated in their entirety.

         3._______The amendments were adopted on January 16, 1997 by the directors. No such amendment required shareholder approval.

         EXECUTED as of the 16th day of January, 1997.

                                           OSTEX INTERNATIONAL, INC.

                                           By:_/S/ JEFFREY J. MILLER, PH.D.
                                               Jeffrey J. Miller, Ph.D., J.D.
                                               Secretary